Exhibit 22.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

The table below sets forth the respective issuers, co-issuers, and guarantors of the notes issued by Aon Global Limited, Aon Global Holdings plc, and Aon Corporation and the jurisdiction of incorporation of each such entity.

		Aon Corporation	Aon Global Limited	Aon North America, Inc.	Aon Corporation and Aon Global Holdings plc
Entity	Jurisdiction of Incorporation	8.205% Junior Subordinated Notes due 2027 4.50% Senior Notes due 2028 3.75 Senior Notes due 2029 2.80% Senior Notes due 2030 6.25% Senior Notes due 2040	2.875% Senior Notes due 2026 4.25% Senior Notes due 2042 4.45% Senior Notes due 2043 4.60% Senior Notes due 2044 4.75% Senior Notes due 2045	5.125% Senior Notes due 2027 5.150% Senior Notes due 2029 5.300% Senior Notes due 2031 5.450% Senior Notes due 2034 5.750% Senior Notes due 2054	2.85% Senior Notes due 2027 2.05% Senior Notes due 2031 2.60% Senior Notes due 2031 5.00% Senior Notes due 2032 5.35% Senior Notes due 2033 2.90% Senior Notes due 2051 3.90% Senior Notes due 2052
Aon plc	Ireland	Guarantor	Guarantor	Guarantor	Guarantor
Aon Global Limited	UK	Guarantor	Issuer	Guarantor	Guarantor
Aon Global Holdings plc	UK	Guarantor	Guarantor	Guarantor	Co-Issuer
Aon Corporation	US	Issuer	Guarantor	Guarantor	Co-Issuer
Aon North America, Inc.	US	Guarantor	Guarantor	Issuer	Guarantor